Exhibit 10.2

EXECUTION VERSION

ADDENDUM TO MASTER PURCHASE AND SALE AGREEMENT

ADVANCE RATE

Factor shall advance up to eighty percent (80%) of the face amount of each Account Receivable for a period of 90 days. On a case by case basis and at Factor’s sole discretion, Factor may choose to advance funds on certain debtors for up to 120 days.

DISCOUNT RATE

Factor’s discount rate shall be eighty-eight hundredths of one percent (.88%) of the face amount of each Account Receivable for twenty-five (25) days and at the Factor’s option, such Account Receivable may be refactored for two (2) twenty-five (25) day periods at the discount rate of eighty-eight hundredths of one percent (.88%) per period, subject to prorating from the date of payment.

The Seller hereby agrees that in the event the Prime Rate as published by Branch Banking and Trust Company, Greenville, South Carolina should increase above 3.25% percent, this rate increase shall be borne by the Seller. This modification shall be made by adjusting the Factor’s discount rate by the incremental increase in the Prime Rate.

MINIMUM AND MAXIMUM

The minimum aggregate amount to be factored under this Agreement shall be $3,000,000 per calendar quarter (“quarterly minimum”). It is agreed that Factor has the right, should the amount factored in any calendar quarter be less than $3,000,000, to receive a minimum quarterly fee, based upon the discount rate stated herein (.88%), on the difference between the total amount factored and the quarterly minimum. It is further understood and agreed that the maximum amount funded by Factor at any one time shall not exceed $5,000,000.

TERMINATION FEE

Seller may terminate the Master Purchase and Sale Agreement at any time, for any reason, upon 3 days written notice to Factor. A termination which occurs prior to the end of any term set forth in the Master Purchase and Sale Agreement is referred to as an “Early Termination”. Upon any Early Termination of this Agreement by Seller or any Early Termination of this Agreement by Factor upon the occurrence of an Event of Default, Seller shall immediately pay Factor a termination fee of 5% of the Total Facility Limit ($250,000) if terminated within the first 6 months of the Agreement, or 3% of the Total Facility Limit ($150,000) if terminated thereafter. Upon the effective date of termination, all of Seller’s obligations (including the aforementioned termination fee), whether incurred under this Agreement or any amendment or supplement thereto or otherwise, shall become immediately due and payable without notice or demand.

(Signature page to Follow)

OP-TECH Environmental Services, Inc.

Seller

By: /s/ Michael McCall

(Signature)

Michael McCall

(Print)

Date: May 30, 2013

NOTARIZATION

STATE OF New York, COUNTY OF Onondaga

The foregoing instrument was acknowledged before me this 30th day of May, 2013, by

Michael McCall individually, and who identified himself as Treasurer, He is personally known to me or has produced a NYdriver’s license as identification and did take the oath. He is the signer of the foregoing instrument and did acknowledge to me that he/she executed the same freely and voluntarily.

      Necole Bower                         /s/ Necole Bower                             6/8/2013

Printed Name                            Notary Signature                    My commission expires

Necole Bower

Notary Public, State of New York

Qual in Onon. Co. No. 01BO6207051

Commission Expires June 8, 2013

Accord Financial, Inc.

Factor

By: /s/ Matthew Panosian

(Signature)

Matthew Panosian

(Print)

Date: May 30, 2013